Exhibit 5.1

Advocaten Notarissen Belastingadviseurs

Stellantis N.V. Taurusavenue 1 2132 LS Hoofddorp The Netherlands			Burgerweeshuispad 201 P.O. Box 75084 1070 AB Amersterdam T +31 20 577 1771 F +31 20 577 1775

Date 11 October 2024		C.R. Nagtegaal E Casper.Nagtegaal@debrauw.com T +31 20 577 1075 F +31 20 577 1775

Our ref.	M43012994/1/20731795

Dear Addressee,

Registration with the US Securities and Exchange Commission
of common shares in the capital of the Issuer
1    INTRODUCTION
We, De Brauw Blackstone Westbroek N.V, ("De Brauw") act as Dutch legal advisers to the Issuer in connection with the Registration.
Certain terms used in this opinion are defined in Annex 1 (Definitions).
2    SCOPE OF WORK
As set out in paragraphs 1 and 7, we give this opinion as Dutch legal advisers and our duty of care is governed by Dutch law. By implication:
(a)    This opinion is limited to Dutch law. It (including all terms used in it) is to be construed in accordance with Dutch law.

(b)    As required by Dutch law, in preparing and issuing this opinion, we have observed the care which is to be expected from a reasonably proficient and reasonably acting Dutch opinion giver in similar circumstances (including our reputation).

This opinion is limited to its date.

3    FACTUAL RESEARCH
We have examined, and relied upon the accuracy of the factual statements in, the text of the following documents:

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.
Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

(a)A copy of:
(i)the Registration Statement; and
(ii)the Equity Incentive Plan.
(b)    A copy of:

(i)the Issuer's deed of incorporation and its articles of association, as provided to us by the Chamber of Commerce (Kamer van Koophandel); and
(ii)the Trade Register Extract.
(c)    A copy of:

(i)the Board Regulations; and
(ii)each Corporate Resolution.

4    ASSUMPTIONS
We have made the following assumptions:
(a)
(i)Each copy document conforms to the original and each original is genuine and complete.
(ii)Each signature is the genuine signature of the individual concerned and, if an electronic signature, is sufficiently reliable.
(iii)The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.
(b)
(i)
(A)The issue by the Issuer of the Registration Shares (or of any rights to acquire Registration Shares) will have been validly authorised with due observance of the Principles; and

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(B)Any pre-emption rights in respect of the issue of the Registration Shares (or of any rights to acquire Registration Shares) will have been observed or validly excluded with due observance of the Principles, all in accordance with the Issuer's articles of association at the time of authorisation or of observance or exclusion.
(ii)The Issuer's authorised share capital at the time of issue of any Registration Share, or of any grant of a right to acquire Registration Shares, will be sufficient to allow for the issue or the grant.
(iii)At the time of each issue of a Registration Share or each grant of a right to acquire Registration Shares:
(A)the Equity Incentive Plan remains in full force and effect without modification; and
(B)the aggregate number of Registration Shares, or of any rights to acquire Registration Shares, that will be issued or granted under the Equity Incentive Plan will not exceed the maximum number permitted under the Authorisation and the Equity Incentive Plan.
(iv)Registration Shares, or rights to acquire Registration Shares, will not be issued or granted to directors (bestuurders) of the Issuer.
(v)
(A)Each grant of a right to acquire Registration Shares has been or will be validly granted, accepted and exercised in accordance with the Equity Incentive Plan; and
(B)Each grant of a right to acquire Registration Shares will be valid, binding and enforceable against each party.
(vi)Each Registration Share will have been:
(A)issued in accordance with the Equity Incentive Plan in the form and manner prescribed by the Issuer's articles of association at the time of issue; and
(B)otherwise offered, issued and accepted in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

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(vii)The nominal amount of each Registration Share and any agreed share premium will have been validly paid.
5    OPINION
Based on the factual research described in and assumptions made in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and any matters not disclosed to us in the context of preparing this opinion (and within the limitations set out in paragraph 2), we are of the following opinion:

(a)When issued, the Registration Shares will have been validly issued and will be fully paid and nonassessable1.
6    QUALIFICATIONS
This opinion is subject to the following qualifications:
(a)This opinion is subject to any limitations arising from (i) rules relating to Dutch Insolvencies, (ii) rules relating to foreign insolvency or composition or restructuring proceedings (including foreign Insolvency Proceedings), (iii) other rules regulating conflicts between rights of creditors, or (iv) resolution, intervention and other measures in relation to financial enterprises or their affiliated entities.
(b)An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.
7    RELIANCE
(a)This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an Exhibit to (and therefore together with) the Registration Statement.
(b)Each person relying on this opinion in doing so agrees that:
(i)the agreements in this paragraph 7, our duty of care and all liability and other matters relating to this opinion will be governed exclusively by
1 In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them;

(ii)only we, De Brauw, (and not any other person, including any person working at or affiliated with us) will have any liability in connection with this opinion; and

(iii)this opinion (including the agreements in this paragraph 7) does not make the persons accepting this opinion clients of ours.
(c)The Issuer may:
(i)file this opinion as an exhibit to the Registration Statement; and
(ii)refer to De Brauw giving this opinion in the Exhibit Index in the Registration Statement.
The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference as set out in that sentence is required under article 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

Yours faithfully, De Brauw Blackstone Westbroek N.V.
/s/ C.R. Nagtegaal
C.R. Nagtegaal
Kandidaat-notaris, acting as party adviser (partijadviseur) for the Issuer

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Annex 1 – Definitions

In this opinion:

"Authorisation" is defined in the definition of "Corporate Resolution".
"Board Regulations" means the regulations of the Issuer's board of directors, adopted on 17 January 2021.
"Corporate Resolution" means each of:
(a)    the resolution of the Issuer's general meeting of shareholders, adopted on 16 April 2024, to designate the Issuer's board of directors as the corporate body authorised (i) to issue common shares and/or to grant rights to acquire common shares, for a period of eighteen months up to 15 October 2025, up to 10% of the issued common shares in the share capital of the Issuer as per 16 April 2024 for general corporate purposes, and (ii) to limit or exclude pre-emptive rights in connection with the issue of and/or the granting of rights to acquire common shares in the share capital of the Issuer (the "Authorisation");
(b)    the resolution of the Issuer's board of directors, adopted on 14 February 2024 to approve and launch the Equity Incentive Plan, and, subject to the Principles, to enable and authorise the Issuer's Chief Executive Officer to grant rights to subscribe for or to issue common shares, and to the extent required, exclude pre-emptive rights, in connection with the Equity Incentive Plan; and

(c)    the resolution of the Issuer's Chief Executive Officer, adopted on 26 August 2024, to grant rights to subscribe for the Registration Shares, and, to the extent necessary, exclude all pre-emptive rights in relation thereto, in accordance with and subject to the terms and conditions of the Equity Incentive Plan.

"De Brauw" means De Brauw Blackstone Westbroek N.V.
"Dutch Insolvency" means bankruptcy (faillissement), suspension of payments (surseance van betaling) or composition proceedings outside bankruptcy (akkoordprocedures buiten faillissement).
"Dutch law" means the national law of the Netherlands and European Union and international law to the extent directly applicable in the Netherlands.
"Equity Incentive Plan" means the "Shares to Win" 2024 Stellantis Employee Shareholding Plan.

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"Insolvency Proceedings" means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"Issuer" means Stellantis N.V., with seat in Amsterdam, the Netherlands, and Trade Register number 60372958.
"Principles" has the meaning ascribed thereto in the resolution of the Issuer's board of directors referred to in the definition of "Corporate Resolution".
"Registration" means the registration of the Securities with the SEC under the Securities Act.
"Registration Shares" means 14,000,000 common shares in the share capital of the Issuer registered with the SEC pursuant to the Registration.
"Registration Statement" means the registration statement on Form S-8 dated 11 October 2024 in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

"SEC" means the U.S. Securities and Exchange Commission.
"Securities Act" means the U.S. Securities Act of 1933, as amended.
"the Netherlands" means the European part of the Netherlands.
"Trade Register Extract" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce and dated 11 October 2024.

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